Exhibit 99.1

Hepion Pharmaceuticals Announces Canadian Research Team’s Academic Appointments

- University of Alberta’s Faculty of Pharmacy and Pharmaceutical Sciences Appoints Hepion’s Drs. Foster, Mayo, Ure and Trepanier as Adjunct Professors -

EDISON, N.J., December 3, 2019 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced that its CEO, Robert Foster, PharmD, PhD; Chief Scientific Officer, Daren Ure, PhD; Senior Vice President of Drug Development, Daniel Trepanier, PhD; and Senior Vice President of Clinical Pharmacology, Patrick Mayo, PhD have been appointed Adjunct Professors by the University of Alberta’s Faculty of Pharmacy and Pharmaceutical Sciences (the “Faculty”).

“The Faculty is pleased to appoint Hepion’s Drs. Foster, Ure, Trepanier and Mayo as Adjunct Professors in recognition of their discovery and past development of voclosporin, as well as their current work with CRV431 for the treatment of NASH and liver disease at Hepion,” said Dr. Neal Davies, Dean of the University of Alberta’s Faculty of Pharmacy and Pharmaceutical Sciences. “Not only was this team instrumental in all early development of voclosporin, which is currently in late-stage clinical trials, but are now leading the development of another novel drug candidate, CRV431, that they discovered as an anti-fibrotic molecule at Hepion Pharmaceuticals.”

Voclosporin’s discovery, led by Dr. Foster and developed in collaboration with Drs. Ure, Trepanier, and Mayo, is an immunosuppressant currently being developed by Aurinia Pharmaceuticals (NASDAQ:AUPH) (“Aurinia”) for the treatment of lupus nephritis (“LN”), Focal Segmental Glomerulosclerosis, and Dry Eye Syndrome. Having recently completed the last patient visit in its AURORA Phase 3 LN study, Aurinia expects to report the trial’s efficacy and safety results by the end of 2019 which, if positive, would support a new drug application submission to the U.S. Food and Drug Administration.

“We are honoured by the Faculty’s academic appointments, which stem from our research team’s more than 100 years of combined experience in discovery and development of cyclophilin inhibitor drugs,” said Dr. Robert Foster, Chief Executive Officer of Hepion. “We are hopeful that our first drug, voclosporin, now in the hands of Aurinia Pharmaceuticals, will be approved for lupus nephritis and other indications.

“Our current focus is to advance CRV431 in liver disease and fibrosis, and we recently initiated an in-depth research collaboration with the Faculty and the Applied Pharmaceutical Innovation team, so that we may better understand the effects CRV431 in various experimental models.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com